Exhibit (a)(vi) under Form N-1A
                                            Exhibit 3(i) under Item 601/Reg. S-K

                                               (Amd. #8) - file stamped 11/18/96

                             ARTICLES SUPPLEMENTARY

                                       OF

                          FEDERATED UTILITY FUND, INC.

      FEDERATED UTILITY FUND, INC., a Maryland corporation having its principal office in the State of Maryland in Baltimore, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

      FIRST: The Board of Directors has classified and reclassified all of the authorized but unissued shares of common stock of the Corporation such that the authorized shares are classified into separate classes of common stock, as follows:

                  CLASSES                       SHARES

      Federated Utility Fund, Inc. Class A Shares           200,000,000
      Federated Utility Fund, Inc. Class B Shares           200,000,000
      Federated Utility Fund, Inc. Class C Shares           200,000,000
      Federated Utility Fund, Inc. Class F Shares           200,000,000

      leaving 200,000,000 shares unclassified until action is taken by the Board of Director pursuant to Article FOURTH, paragraph (b) of the Corporation's charter.

      SECOND: The shares of common stock so classified and reclassified shall have the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption as set fourth in Article FOURTH, paragraph (b) of the Corporation's charter and as set forth below, and shall be subject to all provisions of the charter relating to stock of the Corporation generally.

            At such times as may be determined by the Board of Directors (or with the authorization of the Board of Directors, by the Officers of the Corporation) in accordance with the Investment Company Act of 1940, as amended, applicable rules and regulations thereunder, and applicable rules and regulations of the National Association of Securities Dealers, Inc., and reflected in the pertinent registration statement of the Corporation, Federated Utility Fund, Inc. Class B Shares may be automatically converted into Federated Utility Fund, Inc. Class A Shares based on the relative net asset values of such classes at the time of the conversion, subject, however, to any conditions of conversion that may be imposed by the Board of Directors (or with the authorization of the Board of Directors, by the Officers of the Corporation) and reflected in the pertinent registration statement of the Corporation as aforesaid.

      THIRD: The stock has been classified and reclassified by the Board of Directors under the authority contained in the charter of the Corporation.

      IN WITNESS WHEREOF, the Corporation has caused these presents to be signed in its name and on its behalf by its Executive Vice President and witnessed by its Assistant Secretary on November 15, 1996.

      The undersigned, J. Christopher Donahue, Executive Vice President of the Corporation, hereby acknowledges in the name and on behalf of the Corporation the foregoing Articles Supplementary to be its corporate act and further certifies to the best of his knowledge, information and belief, that the matters and facts set forth herein with respect to the authorization and approval hereof are true in all material respects and that this statement is made under the penalties of perjury.

ATTEST                        FEDERATED UTILITY FUND, INC.

/s/ S. Elliott Cohan                      /s/ J. Christopher Donahue
------------------------------            ------------------------------------
S. Elliott Cohan                    By:   J. Christopher Donahue
Assistant Secretary                             Executive Vice President